Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 14, 2019 relating to the consolidated financial statements of TELUS Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2018, and to reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
August 2, 2019